Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1533

Alpha IR Group
(651) 769-6700 nti@alpha-ir.com

Northern Tier Announces Tender Offer

For Its 7.125% Senior Secured Notes

TEMPE, Arizona – October 17, 2016 – Northern Tier Energy LP, a Delaware limited partnership and an indirect, wholly-owned subsidiary of Western Refining, Inc. (NYSE:WNR) (“Northern Tier”), announced today that its wholly owned subsidiaries, Northern Tier Energy LLC and Northern Tier Finance Corporation (collectively, the “Issuers”) have commenced a tender offer (the “Tender Offer”) to purchase for cash up to $195,000,000 aggregate principal amount of their 7.125% Senior Secured Notes due 2020 (the “Notes”). The purpose of the Tender Offer is to satisfy the Issuers’ obligations under the indenture governing the terms of the Notes, which require an offer to be made to all holders of the Notes when Northern Tier disposes of certain assets. On September 15, 2016, Northern Tier completed its sale of certain storage, terminalling and other logistics assets to Western Refining Logistics, LP (NYSE:WNRL) for total consideration of approximately $210 million, of which $195 million was cash.

The Tender Offer commenced today and will expire at 5:00 p.m., New York City time, on November 15, 2016, unless extended by the Issuers in their sole discretion (as such time and date may be extended, the “Expiration Date”). Registered holders who tender their Notes prior to the Expiration Date will be eligible to receive $1,000 per $1,000 principal amount of Notes tendered, plus any accrued and unpaid interest up to, but not including, the payment date. However, in the event that more than $195,000,000 aggregate principal amount of outstanding Notes are validly tendered and not withdrawn, the Issuers will purchase such Notes on a pro rata basis (with adjustments so that only Notes in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof will be purchased). Payment for any tendered Notes accepted for purchase will be made on the third business day immediately following the Expiration Date. Tendered Notes may be withdrawn at any time prior to the Expiration Date unless otherwise required by law.

The Tender Offer is subject to the satisfaction or waiver of certain customary conditions. The Issuers may amend, extend or terminate the Tender Offer in their sole discretion and subject to applicable law.

The complete terms and conditions of the Tender Offer are set forth in an Offer to Purchase dated October 17, 2016 and the related letter of transmittal. Requests for copies of the Offer to Purchase and the letter of transmittal may be directed to Deutsche Bank Trust Company Americas, the Information Agent, by calling (877) 843-9767 or by emailing db.reorg@db.com. Noteholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to purchase, or a solicitation of an offer to sell, the Notes or any other security. The Tender Offer is made only by the Offer to Purchase and the related letter of transmittal. The Tender Offer is not being made to Note holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws related to the manner and timing of the Tender Offer.

Forward-looking statements reflect Northern Tier’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized.

Any forward-looking statement speaks only as of the date on which such statement is made and Northern Tier undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Northern Tier

Northern Tier Energy LP is an indirect, wholly-owned subsidiary of Western Refining, Inc. Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The Company operates refineries in El Paso, Gallup, New Mexico and St. Paul Park, Minnesota. The Company’s retail operations include retail service stations and convenience stores in Arizona, Colorado, Minnesota, New Mexico, Texas, and Wisconsin, operating primarily through the Giant, Howdy’s, and SuperAmerica brands. Western Refining, Inc. also owns the general partner and approximately 53 percent of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL).

More information about Western Refining is available at www.wnr.com